Exhibit 99.1

FOR IMMEDIATE RELEASE

Sachem Capital Reports Revenue Increase of 41%
and Net Income Increase of 98% for Q2 2020

Conference Call and Webcast to be held at 8:00 AM EDT on Tuesday, August 11, 2020

Branford, Connecticut, August 10, 2020 -- Sachem Capital Corp. (NYSE American: SACH) announces its financial results for the second quarter ended June 30, 2020. The company will host a conference call on Tuesday, August 11th, 2020 at 8:00 a.m. Eastern Daylight Saving Time to discuss in greater detail its financial condition and operating results for the second quarter of 2020.

Results of operations – three months ended June 30, 2020

Total revenue for the three months ended June 30, 2020, was approximately $4.3 million compared to approximately $3.1 million for the three months ended June 30, 2019, an increase of approximately 41%. For the second quarter of 2020, interest income and net origination fees were approximately $3.3 million and $647,000, respectively. In comparison, for the three months ended June 30, 2019, interest income and net origination fees were approximately $2.3 million and $341,000, respectively.

Total operating costs and expenses for the three months ended June 30, 2020, were approximately $2.0 million compared to $1.9 million for the three months ended June 30, 2019, an increase of approximately 6%. Compared to the 2019 period, in the 2020 period interest expense and amortization of deferred financing costs increased approximately $700,000 due to the increase in the company’s overall indebtedness, which was $59.0 million at June 30, 2020, compared to $23.8 million at June 30, 2019.

In light of the COVID-19 pandemic, in the second quarter of 2020 the company made a strategic and purposeful decision to restrict lending and conserve cash. These prudent actions temporarily slowed the growth of our loan portfolio and associated revenue growth. This also accounted for the increase in investment income of approximately $33,000.

Net income for the three months ended June 30, 2020 was approximately $2.3 million, or $0.10 per share, compared to $1.1 million, or $0.06 per share per share for the three months ended June 30, 2019.

Results of operations – six months ended June 30, 2020

Total revenue for the six months ended June 30, 2020 was approximately $8.6 million compared to approximately $6.4 million for the six months ended June 30, 2019, an increase of approximately 34%. Revenue growth for the six months ended June 30, 2020, is directly related to the increase in loans funded during the first quarter of 2020. For the six months ended June 30, 2020, interest income was approximately $6.2 million and net origination fees were approximately $1.2 million, respectively.

Total operating costs and expenses for the six months ended June 30, 2020, were approximately $4.1 million compared to $3.2 million for the six months ended June 30, 2019, an increase of approximately 28%. The increase in operating costs and expenses is primarily attributable to the increase in the company’s lending operations.

Net income for the six months ended June 30, 2020, was approximately $4.5 million, or $0.20 per share, compared to $3.2 million, or $0.19 per share for the six months ended June 30, 2019.

Financial Condition

Overall, total assets increased by approximately $2.2 million as of June 30, 2020, compared to December 31, 2019, and total liabilities increased approximately $350,000 during the same period.

On July 21, 2020, the Company authorized and declared a quarterly dividend of $0.12 per share to be paid to shareholders of record as of the close of trading on the NYSE American on July 31, 2020. The dividend was paid on August 7, 2020.

John Villano, CPA, the company’s Chief Executive and Chief Financial Officer stated: “We continue to generate strong financial performance despite the COVID-19 pandemic, as evidenced by a 41% increase in revenue and 98% increase in net income. In response to COVID-19 and the potential impact on the overall business environment, in early March we took immediate action- by temporarily putting our growth strategy on hold and focusing on preservation of capital and careful maintenance of our existing portfolio. Since that time, it is important to note that forbearance requests dropped from 42 at the end of the first quarter 2020 to just 23 at the end of the second quarter, which we believe illustrates an overall improvement in the market and validation of our strategy. Looking ahead, we will continue to prudently deploy capital and we are pursuing opportunistic expansion and diversification of our loan portfolio. Our loan pipeline is robust and we are cautiously optimistic heading into the second half of the year.”

Investor Conference Call

The company will host a conference call on Tuesday, August 11th, 2020 at 8:00 a.m., Eastern Daylight Saving Time, to discuss in greater detail its financial results for the second quarter ending June 30, 2020, as well as its outlook for the balance of 2020 and strategy for dealing with the impact of the COVID-19 pandemic. Interested parties can access the conference call by calling 844-407-9500 for U.S. callers, or 862-298-0850 for international callers. The call will be available on the company’s website via webcast at https://www.sachemcapitalcorp.com. John Villano, the company’s Chief Executive and Chief Financial Officer will lead the conference call.

The webcast will also be archived on the company’s website and a telephone replay of the call will be available approximately one hour following the call, through August 25, 2020, and can be accessed by calling: 877-481-4010 for U.S. callers or 919-882-2331 for international callers and entering conference ID: 36572.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing, and managing a portfolio of first mortgage loans. It offers short term (i.e., three years or less) secured, non-banking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, development, rehabilitation or improvement of properties located primarily in Connecticut. The company does not lend to owner occupants. The company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate. Each loan is also personally guaranteed by the principal(s) of the borrower, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The company also makes opportunistic real estate purchases apart from its lending activities. The company believes that it qualifies as a real estate investment trust (REIT) for federal income tax purposes and has elected to be taxed as a REIT beginning with its 2017 tax year.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward- looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in our Annual Report on Form 10-K for 2019 filed with the U.S. Securities and Exchange Commission on March 30, 2020. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021

SACHEM CAPITAL CORP.

BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Assets:
Cash and cash equivalents	$4,647,973	$18,841,937
Investments	15,961,433	15,949,802
Mortgages receivable	111,430,500	94,348,689
Interest and fees receivable	1,557,092	1,370,998
Other receivables	116,397	141,397
Due from borrowers	1,243,580	840,930
Prepaid expenses	73,175	24,734
Property and equipment, net	1,377,992	1,346,396
Deposits on property and equipment	—	71,680
Real estate owned	7,023,382	8,258,082
Deferred financing costs	16,258	16,600

Total assets	$143,447,782	$141,211,245

Liabilities and Shareholders' Equity
Liabilities:
Notes payable (net of deferred financing costs of $2,451,618 and $2,687,190)	$55,711,382	$55,475,810
Mortgage payable	775,901	784,081
Accounts payable and accrued expenses	301,715	249,879
Other loans	257,845	—
Security deposits held	13,416	7,800
Advances from borrowers	1,012,201	848,268
Deferred revenue	858,885	1,205,740
Notes payable	65,402	75,433
Accrued interest	3,272	3,416
Total liabilities	59,000,019	58,650,427
Commitments and Contingencies

Shareholders' equity:
Preferred shares - $.001 par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock - $.001 par value;100,000,000 shares authorized; 22,117,301 issued and outstanding	22,117	22,117
Paid-in capital	83,806,169	83,856,308
Accumulated other comprehensive income (loss)	35,189	(50,878)
Retained earnings (accumulated deficit)	584,288	(1,266,729)
Total shareholders' equity	84,447,763	82,560,818
Total liabilities and shareholders' equity	$143,447,782	$141,211,245

SACHEM CAPITAL CORP.

STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Three Months Ended		Six Months
	June 30,		Ended June 30,
	2020	2019	2020	2019
Revenue:
Interest income from loans	$3,265,677	$2,315,325	$6,167,083	$5,066,405
Interest income on investments	33,162	—	130,678	—
Loss (gain) on sale of investment securities	(8,925)	—	437,159	—
Origination fees, net	647,499	340,823	1,158,555	705,540
Late and other fees	21,099	140,537	35,880	187,033
Processing fees	39,665	41,805	86,123	76,600
Rental income, net	29,456	47,255	40,184	72,904
Other income	283,009	179,391	567,283	296,531
Net gain on sale of real estate	—		—	7,149
Total revenue	4,310,642	3,065,136	8,622,945	6,412,162

Operating costs and expenses:
Interest and amortization of deferred financing costs	1,152,302	452,406	2,302,255	1,073,454
Compensation, fees and taxes	383,968	465,193	724,355	849,420
Stock based compensation	4,107	4,107	8,214	8,214
Professional fees	110,104	70,215	242,413	154,222
Other expenses and taxes	6,534	17,139	35,238	31,332
Exchange fees	—	11,219	7,272	21,507
Expense in connection with termination of LOC	—	779,641	—	779,641
Impairment	245,000	—	495,000	—
Net loss on sale of real estate	—	—	4,460	—
Depreciation	14,688	18,164	30,971	25,667
General and administrative expenses	127,460	103,909	267,674	269,358

Total operating costs and expenses	2,044,163	1,921,993	4,117,852	3,212,815

Net income	2,266,479	1,143,143	4,505,093	3,199,347
Other comprehensive income
Unrealized gain on investment securities	221,449	—	86,067	—

Comprehensive income	$2,487,928	$1,143,143	$4,591,160	$3,199,347

Basic and diluted net income per common share outstanding:
Basic	$0.10	$0.06	$0.20	$0.19
Diluted	$0.10	$0.06	$0.20	$0.19

Weighted average number of common shares outstanding:
Basic	22,117,301	18,499,531	22,117,301	17,144,104
Diluted	22,117,301	18,499,531	22,117,301	17,144,104

SACHEM CAPITAL CORP.

STATEMENTS OF CASH FLOW

(unaudited)

	Six Months
	Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,505,093	$3,199,347
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	235,913	94,323
Depreciation expense	30,971	25,667
Stock based compensation	8,214	8,214
Impairment loss	495,000	—
Loss(gain) on sale of real estate	4,460	(7,149)
Abandonment of office furniture	—	12,000
Costs in connection with termination of line of credit		439,446
Realized gain on investments	(437,159)	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Escrow deposits	—	12,817
Interest and fees receivable	(186,094)	(449,809)
Other receivables	25,000	25,000
Due from borrowers	(597,776)	780,320
Prepaid expenses	(48,441)	(48,013)
Deposits on property and equipment	71,680	(177,481)
(Decrease) increase in:
Due to note purchaser	—	(176,619)
Accrued interest	(144)	—
Accounts payable and accrued expenses	51,836	(5,706)
Deferred revenue	(346,855)	50,088
Advances from borrowers	163,933	(54,560)
Total adjustments	(529,462)	528,538
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,975,631	3,727,885

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(17,428,603)	—
Proceeds from the sale of investments	17,940,198	—
Proceeds from sale of real estate owned	1,762,775	264,809
Acquisitions of and improvements to real estate owned	(1,027,533)	(342,598)
Purchase of property and equipment	(62,567)	(165,263)
Security deposits held	5,616	—
Principal disbursements for mortgages receivable	(42,303,747)	(28,516,128)
Principal collections on mortgages receivable	25,417,062	21,098,466
NET CASH USED FOR INVESTING ACTIVITIES	(15,696,799)	(7,660,714)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	—	42,720,829
Repayment of line of credit	—	(69,939,952)
Proceeds from notes sold to shareholder	—	1,017,000
Principal payments on mortgage payable	(8,181)	(2,947)
Principal payments on notes payable	(10,031)	—
Dividends paid	(2,654,076)	(4,679,293)
Financing costs incurred	(58,353)	(12,113)
Proceeds from other loans	257,845	—
Proceeds from mortgage payable	—	795,000
Repayment of mortgage payable	—	(290,984)
Proceeds from notes payable, net	—	71,820
Issuance of common stock ATM, net	—	15,460,427
Gross proceeds from issuance of fixed rate notes	—	23,000,000
Financing costs incurred in connection with fixed rate notes	—	(1,270,000)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,472,796)	6,869,787

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,193,964)	2,936,958
CASH AND CASH EQUIVALENTS- BEGINNING OF YEAR	18,841,937	158,860

CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,647,973	$3,095,818

SACHEM CAPITAL CORP.

STATEMENTS OF CASH FLOW (Continued)

(unaudited)

	Six months
	Ended June 30,
	2020	2019
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Taxes paid	$—	$—
Interest paid	$2,066,341	$979,131

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

Real estate acquired in connection with the foreclosure of certain mortgages, inclusive of interest and other fees receivable, during the period ended June 30, 2019 amounted to $1,962,669.